MARATHON OIL CORPORATION REPORTS FOURTH QUARTER

AND FULL YEAR 2007 RESULTS

HOUSTON, Jan. 31, 2008 – Marathon Oil Corporation (NYSE: MRO) today reported fourth quarter 2007 net income of $668 million, or $0.94 per diluted share. Net income in the fourth quarter of 2006 was $1.079 billion, or $1.53 per diluted share. For the fourth quarter of 2007, net income adjusted for special items was $500 million, or $0.70 per diluted share, compared to net income adjusted for special items of $838 million, or $1.19 per diluted share, for the fourth quarter of 2006.

Marathon reported 2007 net income of $3.956 billion, or $5.69 per diluted share. Net income in 2006 was $5.234 billion, or $7.25 per diluted share. Marathon reported 2007 net income adjusted for special items of $3.771 billion, or $5.43 per diluted share, compared to net income adjusted for special items of $4.636 billion, or $6.42 per diluted share for 2006.

Earnings Highlights(a)
	Quarter ended December 31		Year ended December 31
(In millions, except per diluted share data)	2007	2006(c)	2007	2006(c)
Net income adjusted for special items(b)	$500	$838	$3,771	$4,636
Adjustments for special items (net of taxes):
Gain (loss) on long-term U.K. natural gas contracts	(62)	139	(118)	232
Gain on foreign currency derivative instruments	38	–	112	–
Deferred income taxes – tax legislation changes	193	–	193	21
– other adjustments	–	93	–	93
Gain on dispositions	–	31	8	274
Loss on early extinguishment of debt	(1)	(22)	(10)	(22)

Net income	$668	$1,079	$3,956	$5,234
Net income adjusted for special items(b) – per diluted share	$0.70	$1.19	$5.43	$6.42
Net income – per diluted share	$0.94	$1.53	$5.69	$7.25
Revenues and other income	$18,364	$13,986	$65,207	$65,449
Weighted average shares – diluted	713	705	695	722

(a)	Results are preliminary and unaudited. Marathon expects to issue its audited consolidated financial statements at the end of February.

(b)	See page 9 for a discussion of net income adjusted for special items.

(c)	Restated for two-for-one stock split on June 18, 2007. See Note 3 on page 12.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Results

Full Year Key Highlights

•	Closed $6.9 billion Western Oil Sands Inc. acquisition

•	Completed Equatorial Guinea Liquefied Natural Gas (EG LNG) Train 1 on budget and ahead of schedule

•	Discovered Droshky field (100 percent working interest) in Gulf of Mexico

•	Announced eight exploration discoveries in deepwater Angola

•	Was high bidder on 27 blocks at Central Gulf of Mexico Lease Sale No. 205

•	Began construction on projected $3.2 billion Garyville, La. refinery expansion

•	Approved projected $1.9 billion Detroit refinery heavy oil upgrading and expansion project

•	Achieved record full-year refinery crude oil and total throughputs

•	Raised quarterly dividend rate 20 percent

•	Repurchased approximately 16 million shares, extended stock repurchase authorization to $5 billion

•	Completed two-for-one common stock split

“The fourth quarter of 2007 was a difficult quarter that included: lower downstream margins driven primarily by rapidly rising crude prices; relatively flat upstream production due to delays in the Alvheim project and unscheduled downtime for warranty repairs at our Equatorial Guinea LNG production facility; unscheduled downtime at our Athabasca Oil Sands Project in Canada; and higher exploration costs,” said Clarence P. Cazalot, Jr., Marathon president and CEO.

“However, reflecting on all of 2007, we had significant accomplishments in each of our business segments; and, we remain confident in Marathon’s integrated business strategy. Last year included the acquisition of Western Oil Sands Inc., the completion of the EG LNG Train 1 production facility ahead of schedule and on budget and groundbreaking on our $3.2 billion refinery expansion in Garyville, La. We also continued to achieve significant exploration success in Angola and the Gulf of Mexico, and we anticipate sanctioning major projects in both those areas during 2008.

“We expect 2008 will show significant growth as Marathon is uniquely positioned with a broad portfolio of projects,” Cazalot added. “Marathon continues to maintain financial discipline while delivering value to investors through multiple reinvestment opportunities, dividends and share repurchases.”

Western Oil Sands Inc. Acquisition

On Oct. 18, 2007, Marathon purchased Western Oil Sands Inc. (Western) for cash and securities of $5.8 billion and outstanding debt of $1.1 billion at closing, for a total transaction value of $6.9 billion. The acquisition included a 20 percent interest in the outside-operated Athabasca Oil Sands Project (AOSP), which includes the Muskeg River mine and the Scotford upgrader. The acquisition was accounted for under the purchase method of accounting and, as such, Marathon’s results of operations include Western’s results from the date of closing. The newly acquired oil sands mining operations have been reported in a separate Oil Sands Mining segment. Also included in this acquisition were heavy oil resources which may be recovered using in-situ recovery techniques. Activities related to these resources have been reported in the Exploration and Production segment.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  2

Segment Results

Total segment income was $455 million in the fourth quarter of 2007 and $3.875 billion for the full year 2007 compared with $833 million and $4.814 billion in the same periods of 2006.

	Quarter ended December 31		Year ended December 31
(In millions)	2007	2006	2007	2006
Segment Income (Loss)
Exploration and Production
United States	$153	$167	$623	$873
International	312	140	1,106	1,130

Total E&P	465	307	1,729	2,003
Oil Sands Mining	(63)	–	(63)	–
Refining, Marketing and Transportation	4	533	2,077	2,795
Integrated Gas	49	(7)	132	16

Segment Income(a)	$455	$833	$3,875	$4,814

(a)	See Preliminary Supplemental Statistics on page 13 for a reconciliation of segment income to net income as reported under generally accepted accounting principles.

Exploration and Production

Upstream segment income totaled $465 million in the fourth quarter of 2007, compared to $307 million in the fourth quarter of 2006, primarily as a result of higher liquid hydrocarbon realizations which were partially offset by lower liquid hydrocarbon sales volumes and increased exploration expenses. For the year, upstream segment income was $1.729 billion, compared to $2.003 billion for 2006, primarily as a result of lower liquid hydrocarbon sales volumes and natural gas realizations and increased exploration expenses, partially offset by higher liquid hydrocarbon realizations and natural gas sales volumes.

Sales volumes averaged 354,000 barrels of oil equivalent per day (boepd) for the fourth quarter of 2007 and 351,000 boepd for the full year 2007, and production available for sale averaged 352,000 boepd and 353,000 boepd in the same periods.

United States upstream income was $153 million in the fourth quarter of 2007 and $623 million for the year, compared to $167 million and $873 million in the same periods of 2006. Contributing to the decreases for both periods were increased exploration expenses and lower liquid hydrocarbon and natural gas sales volumes, partially offset by higher liquid hydrocarbon realizations. The largest sales volume declines in both periods were associated with expected production declines for Gulf of Mexico and Permian Basin properties. Exploration expenses increased $77 million in the fourth quarter of 2007 and $105 million for the year compared to the same periods of 2006, primarily as a result of expensing non-commercial wells on the Flathead prospect in the Gulf of Mexico in the fourth quarter of 2007.

International upstream income was $312 million in the fourth quarter of 2007 compared to $140 million in the same period of 2006, primarily due to higher liquid hydrocarbon realizations. International upstream income was $1.106 billion for the year, compared to $1.130 billion in 2006, primarily as a result of lower liquid hydrocarbon sales volumes and natural gas realizations, partially offset by higher liquid hydrocarbon realizations and natural gas sales volumes. The increase in Equatorial Guinea natural gas sales volumes due

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  3 to the start-up of the EG LNG Train 1 production facility in the second quarter of 2007 contributed to the decline in the average realized natural gas price for the fourth quarter and full year 2007.

	Quarter ended December 31		Year ended December 31
	2007	2006	2007	2006
Key Production Statistics
Net Sales
United States – Liquids (mbpd)	60	74	64	76
United States – Natural Gas (mmcfpd)	474	522	477	532
International – Liquids (mbpd)	130	138	133	147
International – Natural Gas (mmcfpd)	510	352	448	315

Net Sales from Continuing Operations (mboepd)	354	357	351	365
Discontinued Operations (mboepd)	–	–	–	12

Total Net Sales (mboepd)	354	357	351	377

During 2007, Marathon added net proved liquid hydrocarbon and natural gas reserves of 88 million barrels of oil equivalent (mmboe), while producing 125 mmboe, resulting in a reserve replacement ratio of 70 percent. For the three-year period ended Dec. 31, 2007, Marathon added net proved liquid hydrocarbon and natural gas reserves of 516 mmboe, excluding dispositions of 46 mmboe, while producing 383 mmboe, resulting in an average reserve replacement ratio of 135 percent. (The proven bitumen reserves at the AOSP are not included in Marathon’s estimated net proved liquid hydrocarbon and natural gas reserves, but rather are reported separately in the Oil Sands Mining segment.)

First production from the Alvheim/Vilje development in Norway is expected at the end of the first quarter of 2008, weather permitting. The peak net rate of approximately 75,000 boepd is expected to be achieved in 2008. The Volund development continues to make progress towards first production in the second half of 2009 and will be tied back to the Alvheim infrastructure. Marathon has a 65 percent interest in Alvheim and Volund and a 47 percent interest in Vilje.

In the Gulf of Mexico, development of Neptune continues to progress. First oil is expected by the end of the first quarter of 2008. Marathon has a 30 percent interest in Neptune.

Marathon is currently drilling an appraisal well on the Droshky discovery in the Gulf of Mexico. The Company has secured an additional year of rig capacity in 2009 for development drilling in anticipation of a 2008 project sanction. The timing of initial production will be dependent upon delivery of key equipment and regulatory approvals, but could be as early as 2010. Marathon holds a 100 percent working interest in the Droshky prospect.

Also in the Gulf of Mexico, Marathon was high bidder on 27 blocks at the Minerals Management Service’s Central Gulf of Mexico Lease Sale No. 205 in October 2007. These high bids total almost $222 million net to Marathon.

During the fourth quarter of 2007, Marathon also completed the acquisition of more than 70,000 net leasehold acres in the Bakken Shale play in North Dakota. The acreage brings Marathon’s total Bakken Shale leasehold to more than 320,000 net acres. Marathon currently has six rigs running in its Bakken program and ended 2007 with a net production rate of 2,600 boepd.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  4

The Company commenced its Piceance Basin activity in western Colorado and currently has two rigs running. Marathon expects to drill approximately 165 total wells in the region over the next two years.

Marathon continues to grow an inventory of future growth opportunities with eight discoveries announced during 2007 in deepwater Angola. Announced in the fourth quarter, the Alho discovery was the 11th discovery on Angola Block 32 and the 26th overall discovery in Marathon’s deepwater exploration program on Angola Blocks 31 and 32.

In addition, Marathon has been awarded two study agreements in Indonesia and farmed into additional study agreements, which could lead to the acquisition of new leaseholds at a future lease sale. The Company also signed a cooperation agreement with Naftogaz Ukrainy to study the potential of the Dnieper-Donets Basin in the Ukraine.

Marathon exited its remaining 10 percent interest in the Ash Shaer and Cherrife natural gas fields in Syria during the fourth quarter of 2007.

With the Alvheim/Vilje and Neptune developments coming online, Marathon expects 2008 production available for sale to increase to a range of between 380 and 420 boepd. (This production guidance does not include bitumen production from the AOSP, which will be reported in the Oil Sands Mining segment.) Despite the challenges encountered with major project delivery in this volatile environment, the Company continues to be on track to deliver compound average annual production growth of 6 to 9 percent from 2006 to 2010.

Oil Sands Mining

The Oil Sands Mining segment reported a loss of $63 million for the fourth quarter of 2007, which includes a $39 million after-tax unrealized loss on derivative instruments held by Western at the acquisition date intended to mitigate price risk related to future sales of synthetic crude oil. Segment income was also impacted during the fourth quarter due to a mid-November fire and subsequent curtailment of operations at the Scotford upgrader, which upgrades the mined bitumen to synthetic crude oil. Maintenance work scheduled for the first quarter of 2008 was accelerated and the Scotford upgrader returned to operation in late December.

	Quarter ended December 31		Year ended December 31
	2007	2006	2007	2006
Key Oil Sands Mining Statistics
Net Bitumen Production (mbpd)(a)	15	–	4	–
Net Synthetic Crude Oil Sales (mbpd)(a)	17	–	4	–
Synthetic Crude Oil Average Realization (per bbl)(b)	$71.07	$–	$71.07	$–

(a)	The oil sands mining operations were acquired Oct. 18, 2007. Average daily volumes represent total volumes since the acquisition date over total days in the reporting period.

(b)	Excludes losses on derivative instruments.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  5

Marathon estimates that its net bitumen production in 2008 will be approximately 30 mboepd. Marathon estimates its net share of the AOSP’s proven bitumen reserves to be 421 million barrels of bitumen.

Marathon reached a $155 million settlement during the fourth quarter of 2007 to resolve certain insurance claims by Western dating back to the startup of the mine. The settlement had no impact on segment income for the fourth quarter of 2007.

The AOSP Phase 1 Expansion is currently under construction and Marathon anticipates that the expansion will be complete in late 2010. The expansion includes construction of mining and extraction facilities at the Jackpine mine; expansion of treatment facilities at the existing Muskeg River mine; expansion of the Scotford upgrader; and development of related infrastructure.

Refining, Marketing and Transportation

Downstream segment income was $4 million in the fourth quarter of 2007 and $2.077 billion for the year, compared to $533 million and $2.795 billion in the same periods of 2006, with the decrease in both periods primarily a result of lower refining and wholesale marketing gross margins. The refining and wholesale marketing gross margin per gallon was 4.80 cents in the fourth quarter of 2007, compared to 17.07 cents in the fourth quarter of 2006, and 18.48 cents for 2007, compared to 22.88 cents for 2006.

While the relevant market indicators [Light Louisiana Sweet (LLS) 6-3-2-1 crack spreads] in the Midwest (Chicago) and Gulf Coast markets were weaker in the fourth quarter of 2007 compared to the fourth quarter of 2006, the decline in Marathon’s refining and wholesale marketing gross margin was greater than that of the market indicators as the Company’s wholesale price realizations in the fourth quarter of 2007 did not increase over the comparable prior-year period as much as the average spot market prices used in the market indicators. In addition, the Company’s crude oil costs increased substantially more than the quarter-to-quarter change in average LLS prices would indicate, primarily due to the shift in market structure from a contango market in the fourth quarter of 2006 to a backwardated market in the fourth quarter of 2007. Though the relevant market indicators for the full year 2007 were stronger than in 2006, Marathon’s refining and wholesale marketing gross margin declined for that period primarily due to the significant and rapid increase in crude oil prices during the year and lagging wholesale price realizations as discussed. The refining and wholesale marketing gross margins for both the fourth quarter and full year 2007 were further reduced by higher manufacturing costs related to planned maintenance at several refineries. In addition to the lower refining and wholesale marketing gross margins, segment income was impacted by higher operating and administrative expenses in both periods.

Marathon’s refining and wholesale marketing gross margins included pre-tax derivatives losses of $427 million for the fourth quarter and $899 million for the full year 2007, compared to pre-tax derivative gains of $194 million and $400 million in the same periods of 2006. The derivative changes reflect both the realized effects of closed derivative positions as well as unrealized effects as a result of marking open derivative positions to market. Most derivatives have an underlying physical commodity transaction; however, the income effect related to the derivatives and the income effect related to the underlying physical transactions may not necessarily be recognized in net income in the same period.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  6

Crude oil refined during the fourth quarter of 2007 averaged 956,000 barrels per day (bpd), which is consistent with the throughput achieved in the fourth quarter of 2006. Total refinery inputs were lower in the fourth quarter of 2007 compared to the fourth quarter of 2006, primarily due to the higher level of planned maintenance completed on the fluid catalytic cracking units at three of the Company’s refineries during the fourth quarter of 2007. Crude oil refined for the full year 2007 averaged a record 1,010,000 bpd, 30,000 bpd higher than 2006. Total refinery throughputs also averaged a record 1,224,000 bpd for the full year 2007. .

	Quarter ended December 31		Year ended December 31
	2007	2006	2007	2006
Key Refining, Marketing & Transportation
Statistics
Crude Oil Refined (mbpd)	956	952	1,010	980
Other Charge and Blend Stocks (mbpd)	223	260	214	234

Total Refinery Inputs (mbpd)	1,179	1,212	1,224	1,214
Refined Products Sales Volumes (mbpd)	1,432	1,389	1,410	1,425
Refining and Wholesale Marketing Gross Margin ($/gallon)	$0.0480	$0.1707	$0.1848	$0.2288

Speedway SuperAmerica LLC (SSA) gasoline and distillate gross margin per gallon averaged 11.31 cents during the fourth quarter of 2007, up nearly 1 percent from the 11.21 cents realized in the fourth quarter of 2006, and averaged 11.19 cents for the full year 2007, down 3 percent from the 11.56 cents realized in 2006. SSA’s same store merchandise sales increased 1.1 percent during the fourth quarter and 3.2 percent for the full year 2007.

In the fourth quarter of 2007, Marathon’s Board of Directors approved a projected $1.9 billion heavy oil upgrading and expansion project at the Company’s Detroit refinery. Construction is expected to begin in early 2008, subject to obtaining the necessary permits from applicable regulatory agencies.

Construction continues to progress on the projected $3.2 billion Garyville refinery expansion project which will increase the refinery’s capacity by 180,000 bpd. When completed in late 2009, this expansion will enable the refinery to provide an additional 7.5 million gallons of clean transportation fuels to the market each day.

Integrated Gas

Integrated Gas segment income totaled $49 million in the fourth quarter of 2007 and $132 million for the full year 2007, compared to a loss of $7 million and income of $16 million in the comparable periods of 2006. During 2007, construction of the EG LNG Train 1 production facility was completed ahead of schedule and on budget. The increases in segment income over the comparable prior-year periods were largely due to the fact that this facility, in which Marathon holds a 60 percent interest, began operations in May 2007 and delivered 24 cargoes during the year. Following a shut-in for the repair of a minor leak, the LNG production facility returned to normal operations in mid-November and has since produced at 92 percent of the 3.7 million metric tonnes per annum nameplate capacity. Additionally, income from the Company’s equity method investment in Atlantic Methanol Production Company LLC was higher in both the fourth quarter and full year 2007 on increased methanol production and realized prices.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  7

	Quarter ended December 31		Year ended December 31
	2007	2006	2007	2006
Key Integrated Gas Statistics
Net Sales (metric tonnes per day)
LNG	3,890	901	3,310	1,026
Methanol	1,376	807	1,308	905

Corporate

Marathon continued its $5 billion share repurchase program in 2007, repurchasing just over $2.5 billion of common stock in less than two years under the program. The Company currently anticipates completing share repurchases by the end of 2009, although repurchases are likely to be less ratable than in prior years. This program may be changed based on the Company’s financial condition or changes in market conditions and is subject to termination prior to completion.

Marathon raised its quarterly dividend rate 20 percent in 2007, and this is the fifth year that the Company has increased its dividend.

In April 2007, the Company’s Board of Directors declared a two-for-one split of Marathon’s common stock. The stock split was effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007.

Special Items

Marathon has two long-term natural gas sales contracts in the United Kingdom that are accounted for as derivative instruments. Mark-to-market changes in the valuation of these contracts must be recognized in current period income. The non-cash after-tax mark-to-market losses on these two long-term natural gas sales contracts related to Marathon’s Brae natural gas production totaled $62 million in the fourth quarter of 2007 and $118 million for the full year. Due to the volatility in the fair value of these contracts, Marathon consistently excludes these non-cash gains and losses from net income adjusted for special items.

Marathon entered foreign currency derivative instruments to limit the Company’s exposure to changes in the Canadian dollar exchange rate related to the cash portion of the Western purchase price. During the fourth quarter of 2007, the after-tax gain on these derivative instruments was $38 million. The total after-tax gain realized for the full year 2007 was $112 million. These gains on foreign currency derivative instruments have been excluded from net income adjusted for special items.

Subsequent to Marathon’s acquisition of Western, decreases to the Canadian federal income tax rates were enacted. These rates will decrease from 32 percent to 25 percent by 2012. The $193 million benefit of applying this income tax rate change to the applicable net deferred tax liabilities has been excluded from net income adjusted for special items for the fourth quarter and full year 2007.

Marathon extinguished a portion of its outstanding debt at a premium, recognizing a $1 million after-tax loss in the fourth quarter of 2007 and a $10 million after-tax loss for the full year. These losses have been excluded from net income adjusted for special items.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  8

Also excluded from full year 2007 net income adjusted for special items was an additional $8 million after-tax gain related to the sale of the Company’s Russian oil exploration and production businesses in 2006. This special item was discussed in the second quarter of 2007.

The Company will conduct a conference call and webcast today, Jan. 31, 2008, at 2 p.m. EST during which it will discuss fourth quarter and full year 2007 results. The webcast will include synchronized slides. To listen to the webcast of the conference call and view the slides, visit the Marathon Web site at www.Marathon.com. Replays of the webcast will be available through Feb. 13, 2008. Quarterly financial and operational information is also provided on Marathon’s Web site at http://ir.marathon.com in the Quarterly Investor Packet.

– xxx –

In addition to net income determined in accordance with generally accepted accounting principles, Marathon has provided supplementally “net income adjusted for special items,” a non-GAAP financial measure which facilitates comparisons to earnings forecasts prepared by stock analysts and other third parties. Such forecasts generally exclude the effects of items that are considered non-recurring, are difficult to predict or to measure in advance or that are not directly related to Marathon’s ongoing operations. A reconciliation between GAAP net income and “net income adjusted for special items” is provided in a table on page 1 of this release. “Net income adjusted for special items” should not be considered a substitute for net income as reported in accordance with GAAP. Management, as well as certain investors, uses “net income adjusted for special items” to evaluate Marathon’s financial performance between periods. Management also uses “net income adjusted for special items” to compare Marathon’s performance to certain competitors.

Unlike capital expenditures reported under generally accepted accounting principles, the forecasted costs for the Garyville refinery expansion project and the Detroit refinery heavy oil upgrading and expansion project discussed in this release do not include capitalized interest. Capitalized interest is budgeted at the corporate level.

This release contains forward-looking statements with respect to, the timing and levels of the Company’s worldwide liquid hydrocarbon and natural gas and condensate production, bitumen production, the Alvheim/Vilje development, the Volund and Neptune developments, the Droshky prospect, potential developments in Angola, anticipated future exploratory and development drilling activity, potential new leaseholds in Indonesia, the AOSP expansion, the Garyville refinery expansion project, the Detroit refinery heavy oil refining upgrading and expansion project, proved liquid hydrocarbon and natural gas reserves, proven bitumen reserves and the common stock repurchase program. Some factors that could potentially affect worldwide liquid hydrocarbon and natural gas and condensate production, bitumen production, the Alvheim/Vilje, Volund and Neptune developments, the Droshky prospect, potential developments in Angola, potential new leaseholds in Indonesia and anticipated future exploratory and development drilling activity include pricing, supply and demand for petroleum products, the amount of capital available for exploration and development, regulatory constraints, timing of commencing production from new wells, drilling rig availability, unforeseen hazards such as weather conditions, acts of war or terrorist acts and the governmental or military response thereto, and other geological, operating and economic considerations. Except for the Alvheim/Vilje, Volund and Neptune developments, the foregoing forward-looking statements may be further affected by the inability or delay in obtaining government and third-party approvals and permits. Worldwide production could also be affected by the occurrence of acquisitions or dispositions of oil and gas properties. Factors that could affect the AOSP expansion, the Garyville refinery expansion and the Detroit refinery heavy oil refining upgrading and expansion projects include transportation logistics, availability of materials and labor, unforeseen hazards such as weather conditions, delays in obtaining or conditions imposed by necessary government and third-party approvals, and other risks customarily associated with construction projects. The forward-looking statements related to proved reserves of liquid hydrocarbons and natural gas are based on certain assumptions including, among others, presently known physical data concerning size and character of reservoirs, economic recoverability, technology development, future drilling success, production experience, industry economic conditions, levels of cash flow from operations and operating conditions. The forward-looking statements regarding the proven bitumen reserves are based on presently known physical data, economic recoverability and operating condition. The common stock repurchase program could be affected by changes in prices of and demand for crude oil, natural gas and refined products, actions of competitors, disruptions or interruptions of the Company’s production or refining operations due to unforeseen hazards such as weather conditions or acts of war or terrorist acts, and other

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  9 operating and economic considerations. The foregoing factors (among others) could cause actual results to differ materially from those set forth in the forward-looking statements. In accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, Marathon Oil Corporation has included in its Annual Report on Form 10-K for the year ended December 31, 2006, and subsequent Forms 10-Q and 8-K, cautionary language identifying other important factors, though not necessarily all such factors, that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Cautionary Note to U.S. Investors – The United States Securities and Exchange Commission (SEC) permits oil and gas companies, in their filings with the SEC, to disclose only proved oil and gas reserves that have demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Marathon Oil Corporation uses certain terms in this press release, such as heavy oil resources that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. U.S. Investors are urged to consider closely the disclosures in Marathon’s periodic filings with the SEC, available from us at 5555 San Felipe, Houston, Texas 77056 and the Company’s Web site at http://www.Marathon.com. You can also obtain this information from the SEC by calling 1-800-SEC-0330.

Media Relations Contacts:	Lee Warren	713-296-4103
	Scott Scheffler	713-296-4102
Investor Relations Contacts:	Howard Thill	713-296-4140
	Michol Ecklund	713-296-3919

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  10

Condensed Consolidated Statements of Income (Unaudited)
	Quarter ended December 31		Year ended December 31
(In millions, except per share data)	2007	2006	2007	2006
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$17,704	$13,274	$62,800	$57,973
Revenues from matching buy/sell transactions	2	208	127	5,457
Sales to related parties	479	325	1,625	1,466
Income from equity method investments	151	93	545	391
Net gain on disposal of assets	16	49	36	77
Other income	12	37	74	85

Total revenues and other income	18,364	13,986	65,207	65,449
Costs and expenses:
Cost of revenues (excludes items below)	14,944	9,768	49,235	42,415
Purchases related to matching buy/sell transactions	2	191	149	5,396
Purchases from related parties	72	51	232	210
Consumer excise taxes	1,307	1,240	5,163	4,979
Depreciation, depletion and amortization	415	388	1,613	1,518
Selling, general and administrative expenses	377	333	1,327	1,228
Other taxes	108	91	394	371
Exploration expenses	190	131	454	365

Total costs and expenses	17,415	12,193	58,567	56,482
Income from operations	949	1,793	6,640	8,967
Net interest and other financing income (costs)	(17)	44	41	37
Gain on foreign currency derivative instruments	62	–	182	–
Loss on early extinguishment of debt	(3)	(35)	(17)	(35)
Minority interests in loss of Equatorial Guinea LNG Holdings Limited	–	3	3	10

Income from continuing operations before income taxes	991	1,805	6,849	8,979
Provision for income taxes	323	726	2,901	4,022

Income from continuing operations	668	1,079	3,948	4,957
Discontinued operations	–	–	8	277

Net income	$668	$1,079	$3,956	$5,234
Income from continuing operations
Per share – basic	$0.95	$1.54	$5.72	$6.92
Per share – diluted	$0.94	$1.53	$5.68	$6.87
Net income
Per share – basic	$0.95	$1.54	$5.73	$7.31
Per share – diluted	$0.94	$1.53	$5.69	$7.25
Dividends paid per share	$0.24	$0.20	$0.92	$0.76
Weighted average shares
Basic	708	699	690	716
Diluted	713	705	695	722

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  11

Selected Notes to Financial Statements (Unaudited)

1.	On October 18, 2007, Marathon purchased Western Oil Sands Inc. (Western) for cash and securities of $5.8 billion. Western’s outstanding debt was $1.1 billion at closing, for a total transaction value of $6.9 billion. The acquisition was accounted for under the purchase method of accounting and, as such, Marathon’s results of operations include Western’s results from October 18, 2007.

2.	Equatorial Guinea LNG Holdings Limited (EGHoldings), in which Marathon holds a 60 percent interest, was formed for the purpose of constructing and operating an LNG production facility. During facility construction, EGHoldings was a variable interest entity (VIE) that was consolidated by Marathon because Marathon was its primary beneficiary. Once the LNG production facility commenced its primary operations and began to generate revenue in May 2007, EGHoldings was no longer a VIE. Effective May 1, 2007, Marathon no longer consolidates EGHoldings, despite the fact that the Company holds majority ownership, because the minority shareholders have rights limiting Marathon’s ability to exercise control over the entity. Marathon’s investment is accounted for prospectively using the equity method of accounting.

3.	On April 25, 2007, the Company’s Board of Directors declared a two-for-one split of the Company’s common stock. The stock split was effected in the form of a stock dividend distributed on June 18, 2007, to stockholders of record at the close of business on May 23, 2007. Stockholders received one additional share of Marathon Oil Corporation common stock for each share of common stock held as of the close of business on the record date. Common share and per share information for all periods presented in the condensed consolidated statements of income has been restated to reflect the stock split.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  12

Preliminary Supplemental Statistics (Unaudited)
	Quarter ended December 31		Year ended December 31
(Dollars in millions, except as noted)	2007	2006	2007	2006
SEGMENT INCOME (LOSS)
Exploration and Production
United States	$153	$167	$623	$873
International	312	140	1,106	1,130

E&P segment	465	307	1,729	2,003
Oil Sands Mining	(63)	–	(63)	–
Refining, Marketing and Transportation	4	533	2,077	2,795
Integrated Gas	49	(7)	132	16

Segment income	455	833	3,875	4,814
Items not allocated to segments, net of taxes
Corporate and other unallocated items	45	5	(104)	(212)
Gain (loss) on long–term U.K. natural gas contracts	(62)	139	(118)	232
Gain on foreign currency derivative instruments	38	–	112	–
Deferred income taxes
– tax legislation changes	193	–	193	21
– other adjustments	–	93	–	93
Gain on dispositions	–	31	8	274
Loss on early extinguishment of debt	(1)	(22)	(10)	(22)
Discontinued operations	–	–	–	34

Net income	$668	$1,079	$3,956	$5,234

CAPITAL EXPENDITURES
Exploration and Production	$888	$553	$2,511	$2,169
Oil Sands Mining	165	–	165	–
Refining, Marketing and Transportation	659	389	1,640	916
Integrated Gas(a)	–	71	93	307
Discontinued Operations	–	–	–	45
Corporate	29	15	57	41

Total	$1,741	$1,028	$4,466	$3,478
EXPLORATION EXPENSES
United States	$137	$60	$274	$169
International	53	71	180	196

Total	$190	$131	$454	$365

(a)	Through April 2007, includes Equatorial Guinea LNG Holdings (EGHoldings) at 100 percent. Effective May 1, 2007, Marathon no longer consolidates EGHoldings and its investment in EG Holdings is accounted for under the equity method of accounting; therefore, EGHoldings’ capital expenditures subsequent to April 2007 are not included in Marathon’s capital expenditures.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  13

Preliminary Supplemental Statistics (Unaudited)
	Quarter ended December 31		Year ended December 31
	2007	2006	2007	2006
E&P OPERATING STATISTICS
Net Liquid Hydrocarbon Sales (mbpd)(b)
United States	60	74	64	76
Europe	34	34	33	35
Africa	96	104	100	112

Total International	130	138	133	147

Worldwide Continuing Operations	190	212	197	223
Discontinued Operations	–	–	–	12

Worldwide	190	212	197	235
Net Natural Gas Sales (mmcfd)(b)(c)
United States	474	522	477	532
Europe	245	262	216	243
Africa	265	90	232	72

Total International	510	352	448	315

Worldwide	984	874	925	847
Total Worldwide Sales (mboepd)
Continuing operations	354	357	351	365
Discontinued operations	–	–	–	12

Worldwide	354	357	351	377
Average Realizations(d)
Liquid Hydrocarbons (per bbl)
United States	$74.16	$48.33	$60.15	$54.41
Europe	89.17	59.01	70.31	64.02
Africa	83.05	53.61	66.09	59.83
Total International	84.64	54.94	67.15	60.81
Worldwide Continuing Operations	81.33	52.63	64.86	58.63
Discontinued Operations	–	–	–	38.38
Worldwide	$81.33	$52.63	$64.86	$57.58
Natural Gas (per mcf)
United States	$5.70	$5.36	$5.73	$5.76
Europe	7.98	6.49	6.53	6.74
Africa	0.25	0.32	0.25	0.27
Total International	3.96	4.90	3.28	5.27
Worldwide	$4.80	$5.17	$4.54	$5.58

(b)	Amounts represent net sales after royalties, except for Ireland where amounts are before royalties.

(c)	Includes natural gas acquired for injection and subsequent resale of 41 mmcfd and 47 mmcfd for the fourth quarters of 2007 and 2006, and 47 mmcfd and 46 mmcfd for the years 2007 and 2006.

(d)	Excludes gains and losses on traditional derivative instruments and the unrealized effects of long-term U.K. natural gas contracts that are accounted for as derivatives.

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  14

Preliminary Supplemental Statistics (Unaudited) (continued)
	Quarter ended December 31		Year ended December 31
(Dollars in millions, except as noted)	2007	2006	2007	2006
OSM OPERATING STATISTICS
Net Bitumen Production (mbpd)(e)	15	–	4	–
Net Synthetic Crude Oil Sales (mbpd)(e)	17	–	4	–
Synthetic Crude Oil Average Realization (per bbl)(f)	$71.07	$–	$71.07	$–
RM&T OPERATING STATISTICS
Refinery Runs (mbpd)
Crude oil refined	956	952	1,010	980
Other charge and blend stocks	223	260	214	234

Total	1,179	1,212	1,224	1,214
Refined Product Yields (mbpd)
Gasoline	635	681	646	661
Distillates	339	342	349	323
Propane	21	24	23	23
Feedstocks and special products	81	74	108	107
Heavy fuel oil	34	34	27	26
Asphalt	84	74	86	89

Total	1,194	1,229	1,239	1,229
Refined Products Sales Volumes (mbpd)(g)(h)	1,432	1,389	1,410	1,425
Matching buy/sell volumes included in above(h)	–	–	–	24
Refining and Wholesale Marketing Gross Margin(i)(j)	$0.0480	$0.1707	$0.1848	$0.2288
Speedway SuperAmerica
Retail outlets	1,636	1,636	–	–
Gasoline and distillate sales(k)	836	842	3,356	3,301
Gasoline and distillate gross margin(j)	$0.1131	$0.1121	$0.1119	$0.1156
Merchandise sales	$686	$677	$2,796	$2,706
Merchandise gross margin	$172	$170	$705	$667
IG OPERATING STATISTICS
Net Sales (metric tonnes per day)
LNG	3,890	901	3,310	1,026
Methanol	1,376	807	1,308	905

(e)	The oil sands mining operations were acquired October 18, 2007. Average daily volumes represent total volumes since the acquisition date over total days in the reporting period.

(f)	Excludes losses on derivative instruments.

(g)	Total average daily volumes of all refined product sales to wholesale, branded and retail (SSA) customers.

(h)	As a result of the change in accounting for matching buy/sell arrangements on April 1, 2006, the reported sales volumes will be lower than the volumes determined under the previous accounting practices.

(i)	Sales revenue less cost of refinery inputs, purchased products and manufacturing expenses, including depreciation. As a result of the change in accounting for matching buy/sell transactions on April 1, 2006, the resulting per gallon statistic will be higher than the statistic that would have been calculated from amounts determined under previous accounting practices.

(j)	Per gallon

(k)	Millions of gallons

Marathon Oil Corporation Reports Fourth Quarter and Full-Year 2007 Financial Results  page  15